As filed with the Securities and Exchange Commission on July 31, 2014
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTL FCSTONE INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	59-2921318 (I.R.S. Employer Identification Number)

708 Third Avenue, Suite 1500
New York, NY 10017
(Address of principal executive offices) (ZIP code)

INTERNATIONAL ASSETS HOLDING CORPORATION
2003 STOCK OPTION PLAN
(Full title of the plans)

Brian T. Sephton
INTL FCStone Inc.
329 North Park Avenue, Suite 350
Winter Park, Florida 32789
(Name and address of agent for service)

(407) 741-5300
(Telephone number, including area code, of agent for service)

Copy to:

Scott D. Claassen
Stinson Leonard Street LLP
1201 Walnut, Suite 2900
Kansas City, Missouri 64106
(816) 842-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]		Accelerated filer	[X]
Non-accelerated filer	[ ]	(Do not check if a smaller reporting company)	Smaller reporting company	[ ]

CALCULATION OF REGISTRATION FEE

	Amount to be		Proposed maximum	Proposed maximum	Amount of
Title of securities to be registered	registered		offering price per share (1)	aggregate offering price (1)	registration fee
Common Stock, par value $.01 per share	475,000	(2)	$19.40	$9,215,000	$1,186.89

(1)
Calculated pursuant to Rules 457(h)(1) and 457(c) based on the average of the high and low prices reported for the Registrant’s common stock on July 28, 2014, on the NASDAQ Stock Market. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.

(2)
Represents the maximum number of shares of Common Stock that may be offered pursuant to this registration statement pursuant to the International Assets Holding Corporation 2003 Stock Option Plan. In the event of a stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416 under the Securities Act of 1933.

PART I
Information Required in the Section 10(a) Prospectus
The documents containing the information required by Part I of Form S-8 will be sent or given to associates or others as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2013;

(b)	the Registrant’s Quarterly Reports on Form 10-Q filed on February 10, 2014 and May 7, 2014;

(c)	the Registrant’s Current Reports on From 8-K filed on November 21, 2013, January 9, 2014, February 4, 2014, March 4, 2014, April 11, 2014, April 22, 2014 and May 5, 2014; and

(d)
the description of the Common Stock of the Registrant which is contained in the Registration Statement on Form SB-2 filed on October 13, 1993 (Registration No. 33-70334-A), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents; except that nothing in this registration statement shall be deemed to incorporate by reference herein any information included in (i) any document in response to Items 2.01 or 7.01 of a current report on Form 8-K or paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K, (ii) any other information that is furnished to the Commission under applicable rules of the Commission rather than filed with the Commission, and (iii) exhibits furnished in connection with the information furnished.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), Article 10 of the Registrant’s Restated Certificate of Incorporation contains a provision eliminating a director’s personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(b)(7) of the DGCL prohibits the elimination or limitation of a director’s liability (1) for any breach of the director’s duty of loyalty to the

Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the DGCL (relating to unlawful dividend payments or stock redemptions or repurchases), or (4) for any transaction from which the director derived an improper personal benefit.
Section 145(a) of the DGCL (1) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of other enterprises, as well as certain other persons, against expenses, judgments, fines and settlement amounts incurred by such directors, officers or other persons in defense of any action, suit or proceeding to which they are made parties by reason of being or having been a director, officer, employee or agent of the corporation, or of another enterprise at the request of the corporation, subject to specified conditions and exclusions, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, provided that such director or officer had no reasonable cause to believe that his or her conduct was unlawful.
Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the board.
Section 145(c) of the DGCL provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, the corporation shall indemnify such person against all expenses (including attorneys’ fees) actually and reasonable incurred by such person in connection therewith.
Section 145(g) of the DGCL authorizes the corporation to purchase and maintain directors’ and officers’ liability insurance. The indemnification authorized by Section 145 of the DGCL is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of shareholders or disinterested directors, policy of insurance or otherwise.
Article VII of the Registrant’s Bylaws dated August, 2007 (the “Bylaws”) requires the Registrant to indemnify any person (1) against all judgments, fines, amounts paid in settlement and expenses actually and reasonably incurred by such person in connection with any action, suit or proceeding (other than an action by or in the right of the Registrant) or (2) against any expenses actually and reasonably incurred by such person in an action by or in the right of the Registrant, in either case, by reason of the fact that such person is or was serving as a director or officer of the Registrant or as a director or officer of another enterprise at the Registrant’s request; provided that such person must have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal action or proceeding, that such person must have had no reasonable cause to believe such person’s conduct was unlawful. Article VII further provides that the Registrant shall not indemnify any person for any liabilities or expenses incurred by such person in connection with an action, suit or proceeding by or in the right of the Registrant in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant, unless and only to the extent that the Delaware Court of Chancery determines that the person is entitled to such indemnity. Prior to indemnifying a person pursuant to Article VII of the Registrant’s Bylaws, the Registrant must determine that such person has met the specified standard of conduct required for indemnification unless ordered by a court. Such determination must be made by (x) a majority vote of a quorum of the directors who were not party to the action, suit or proceeding (y) by independent legal counsel in a written opinion if so directed by a quorum of disinterested directors or if such a quorum is not obtainable, or (z) the shareholders. Expenses incurred in connection with the indemnification provisions of Article VII shall be paid by the Registrant in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking, by or on behalf of the person who may be entitled to indemnification under Article VII to repay such amounts unless it shall be ultimately determined that he is entitled to be indemnified by the Registrant. The indemnification provided by Article VII of the Registrant’s Bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under the DGCL.

The Registrant has obtained directors’ and officers’ liability insurance for each of its directors and executive officers which (subject to certain limits and deductibles) (1) insures such persons against loss arising from certain claims made against them by reason of such persons being a director or officer, and (2) insures the Registrant against loss which it may be required or permitted to pay as indemnification due such persons for certain claims. Such insurance may provide coverage for certain matters as to which the Registrant may not be permitted by law to provide indemnification.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following Exhibits are filed herewith or incorporated herein by reference:

Exhibit
Number	Description
3.1
Amended and Restated Certificate of Incorporation of the Company, as amended February 25, 2011 (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-8 (File No. 333-196413) filed on May 30, 2014)

3.2
Bylaws of the Company, as amended December 16, 2013 (incorporated by reference to Exhibit 3.2 to the Company's Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (File No. 333-160832) filed on July 31, 2014)

4.1
Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form SB-2, filed October 13, 1993, File No.  33-70334-A, and as amended by amendments filed December 15, 1993, February 2, 1994, and April 18, 1994)

5.1	Opinion of Stinson Leonard Street LLP

23.1	Consent of KPMG LLP

23.2	Consent of Stinson Leonard Street LLP (contained in Exhibit 5.1)

24.1	Power of Attorney included on the signature page of this Registration Statement

Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on July 31, 2014.

INTL FCSTONE INC.

By:	/s/ William J. Dunaway
William J. Dunaway
Chief Financial Officer

POWER OF ATTORNEY
We, the undersigned officers and directors of INTL FCStone Inc., hereby severally constitute William J. Dunaway and Brian T. Sephton and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below this Registration Statement and any and all amendments to said Registration Statement and any registration statements for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable INTL FCStone Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John Radziwill
John Radziwill	Director and Chairman of the Board	July 31, 2014

/s/ Sean M. O’Connor
Sean M. O’Connor	Director and Chief Executive Officer	July 31, 2014
(Principal Executive Officer)
/s/ Scott J. Branch
Scott J. Branch	Director and President	July 31, 2014

/s/ Paul G. Anderson
Paul G. Anderson	Director	July 31, 2014

/s/ John M. Fowler
John M. Fowler	Director	July 31, 2014

/s/ Daryl Henze
Daryl Henze	Director	July 31, 2014

/s/ Eric Parthemore
Eric Parthemore	Director	July 31, 2014

/s/ William J. Dunaway
William J. Dunaway	Chief Financial Officer	July 31, 2014
(Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

5.1    Opinion of Stinson Leonard Street LLP

23.1    Consent of KPMG LLP